Exhibit 10.1

September 8, 2017

Doran Schwartz
[Home address redacted]

Dear Doran:

I am pleased to offer you the position of Senior Vice President and Chief Financial Officer of Ferrellgas with a start date of as soon as possible. This position will report directly to me.  Your acceptance is subject to Board approval, but it is unlikely that there will be any objections.

Your compensation package will include an annualized salary of $425,000 to be paid bi-weekly during your employment.  You will be eligible for:

•                  The standard package of Ferrellgas benefits, including participation in the company ESOP;

•                  An incentive of up to 100% of your base salary in the event the company performs at 100% of plan and subjective as to contribution so you must trust in fairness;

•                  100,000 Stock Appreciation Rights in Ferrell Companies, Inc. with a five (5) year vesting period to be issued on or about October 31, 2017 and valued at the July 31, 2017 valuation;

•                  A $100,000 signing bonus grossed up for tax payable within 14 days after your starting date to cover all relocation and temporary housing expenses, subject to full repayment if you voluntarily resign your employment within one year;

•                  In addition, you will be eligible for three weeks’ vacation on your recognizance during each calendar year. If you voluntarily terminate your employment with less than one year of service, you will not be paid for any unused vacation that has been granted.

Employment is contingent upon all of the following:

•                  Your acceptance of this offer via your signature below.

•                  Your signature to an employment agreement (to be provided).

•                  Your signature to an invention agreement (to be provided).

•                  Successful completion of a background review (will be conducted after you accept the position).

Please acknowledge your acceptance of this offer by signing and returning a copy of this letter to me by September 20, 2017.  I have enclosed an additional copy for your records.  All terms and conditions of this offer are strictly confidential.

We are excited about having you on our team and we think you will be a great fit with our emerging team.  I look forward to working with you and know you will provide significant contributions to Ferrellgas!

Sincerely,

/s/ James E. Ferrell

James E. Ferrell
Interim CEO and President

I accept Ferrellgas’ offer of employment as presented in this correspondence.  I understand and agree that my employment with the company is entered voluntarily and that I may resign at any time.  Similarly, my employment may be terminated for any reason and at any time without previous notice.

Signature:	/s/ Doran Schwartz	Date:	9/20/17

Copy to:	Personnel file